Consent of Independent Auditor

We hereby consent to the use in this registration statement on Form 20-F of Till Capital Ltd. of our report dated November 17, 2014 relating to the financial statements of Americas Bullion Royalty Corp., which appear in such registration statement. We also consent to the reference to us under the heading “Statement by Experts” in such registration statement.

signed “PricewaterhouseCoopers LLP”

Chartered Accountants
Vancouver, British Columbia
March 13, 2015